EXHIBIT INDEX


EXHIBIT A: Attachment to item 77C:
           Submission of matters to a vote of security holders

EXHIBIT B: Attachment to item 77Q1:
           Amendment to Registrant's By-Laws

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EXHIBIT A:

SUB ITEM-77C

A Special Shareholder Meetings for Municipal Fund for Temporary Investment was held on January 28, 1999 and reconvened on February 9, 1999. The Shareholders of MuniFund and MuniCash (each a "Portfolio", collectively, the "Portfolios") voted as described below:

1.	Election of Directors.  Messrs. Beckwith, Harris,
Johnson, Platt, Robb, Urish and Winter were elected Directors by shareholders of the Company, as follows.

Name of Candidate            Number of      Number of Votes
                             Votes For        Withheld

G. Nicholas Beckwith, III    829,960,213      4,563,898
Jerrold B. Harris            829,957,553      4,566,558
Rodney D. Johnson            829,833,119      4,690,992
Joseph P. Platt, Jr.         829,981,224      4,542,887
Robert C. Robb, Jr.          829,999,421      4,542,690
Kenneth L. Urish             830,001,227      4,522,884
Frederick W. Winter          830,001,227      4,522,844



2.	Ratification of Auditors.  Shareholders of the Company
voted to ratify KPMG Peat Marwick LLP as independent accountants for the fiscal year ending November 30, 1999; as follows.

For the resolution         828,008,029
Against the resolution       3,646,176



3.	Agreement and Plan of Reorganization.  Shareholders of
each Portfolio of the Company voted to approve an Agreement and Plan of Reorganization pursuant to which each Portfolio was reorganized as a separate series of Provident Institutional Funds, a Delaware business trust, as follows.

                              MuniFund          MuniCash

For the resolution           370,230,881       316,628,233
Against the resolution        31,554,609         3,101,787



4.	Changes in Fundamental Investment Limitations.  Changes
were proposed to the fundamental investment limitations of each Portfolio of the Company, as follows: (a) limitation on borrowing and senior securities, (b) limitation on underwriting activities, (c) limitation on real estate related transactions,
(d) limitation on investment in commodities; and (e) limitation on loans. The proposed changes were approved by shareholders of each Portfolio as follows:


                               MuniFund          MuniCash

For the resolution           332,146,787         292,963,211
Against the resolution        72,127,665          25,771,103



5.	Changes to Fundamental Investment Limitations to Make
Such Limitations Non-Fundamental. Changes were proposed to fundamental investment limitations of each Portfolio of the Company to make such limitations non-fundamental, as follows:
(a) limitations on eligible investments; (b) limitation on acquiring securities of other investment companies, (c) limitation on purchasing securities on margin, making short sales or maintaining a short position, (d) limitation on purchasing industrial revenue bonds; and (e) limitation on purchasing securities with legal or contractual restrictions on resale.
The proposed changes were approved by shareholders as follows:


                               MuniFund           MuniCash

For the resolution           320,488,063         289,747,942
Against the resolution        83,823,792          27,953,741



6.	Investment of Substantially All Assets in Another Open-
End Investment Company. Shareholders of each Portfolio of the Company voted to approve a new fundamental investment limitation for each Portfolio to permit each Portfolio to invest substantially all of its assets in another open-end investment company, as follows:


                                MuniFund          MuniCash

For the resolution            367,632,622        292,812,636
Against the resolution         13,716,629         24,359,441



EXHIBIT B:

SUB-ITEM 77Q1:  Exhibits

a. Amendment to Registrant's By-Laws

Municipal Fund for Temporary Investment

1.5	Record Date.  The Trustees may fix a time (during
which they may close the Interest transfer books of the Trust) not more than ninety (90) days prior to the date of any meeting of Interestholders, or the date fixed for the payment of any dividend, or the date of the allotment of rights or the date when any change or conversion or exchange of Interests shall go into effect, as a record date for the determination of the Interestholders entitled to notice of, or to vote at, any such meeting, or entitled to receive payment of any such dividend, or to receive any such allotment of rights, or to exercise such rights, as the case may be. In such case, only such Interestholders as shall be Interestholders of record at the close of business on the date so fixed shall be entitled to notice of, or to vote at, such meeting or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any Interests on the books of the Trust after any record date fixed, as aforesaid.